Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
March 26, 2015
April 2015	Raymond James

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our April offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our April offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3 Year SPX RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable semi-annual Contingent Coupon Payment Date, the investor is entitled to receive a contingent coupon expected to be between [7.00%-7.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 70%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VA48	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	1.50%			4/17/15	4/24/15	4/24/18

3 Year SX5E RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable semi-annual Contingent Coupon Payment Date, the investor is entitled to receive a contingent coupon expected to be between [8.00%-8.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 70%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VA55	Lowest Performing of: EURO STOXX 50® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	1.50%			4/17/15	4/24/15	4/24/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [120%-125%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the performance of the Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546V7M2	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	[120-125]%	2.75%			4/17/15	4/24/15	4/26/21

6 Year MXEF Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [120%-125%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VA30	MSCI Emerging Markets IndexSM	Approximately 70% of Initial Level, European Knock-In	[120-125]%	2.75%			4/17/15	4/24/15	4/26/21

6 Year SPX RTY Coupon Digital Barrier Notes
For each coupon period, the investor is entitled to receive a coupon expected to be 2.00%* per annum. If the Final Level of the Underlying is greater than the Knock-In Level, the investor is entitled to receive a payment at maturity based on the Fixed Payment Percentage that is expected to be between [32.50%-37.50%]*. If the Final Level is equal to or less than the Knock-In Level, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Fixed Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546V7L4	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level, European Knock-In	[32.50-37.50]%	Quarterly coupon periods	2.75%			4/17/15	4/24/15	4/26/21

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.